Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION COPY

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS

SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS

AND A DAY AFTER THE LATER OF (I) MARCH 10, 2020, AND (II) THE DATE THE ISSUER

BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY

CANOPY GROWTH CORPORATION

(the “Creditor”)

- and -

TERRASCEND CANADA INC.

(the “Corporation”)

AS OF MARCH 10, 2020

DEBENTURE

DEBENTURE

$80,526,000

Effective as of March 10, 2020 (the “Effective Date”)

ARTICLE ONE

INTERPRETATION

1.1	Definitions.

As used in this Debenture, including the Schedules hereto (if any), unless otherwise defined or unless the context otherwise requires the following terms have the following respective meanings:

(a)	“Affiliates” has the meaning set out in the Business Corporations Act (Ontario); [***]

(b)	“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, protocol, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case, of any Governmental Authority and having the force of law, binding on or affecting the Party referred to in the context in which the term is used or binding on or affecting the property of such Party, all of the foregoing as may exist as of the Effective Date or as may be implemented, revised or modified from time to time after the Effective Date;

(c)	“Business Day” means any day of the year, other than a Saturday, Sunday, legal holiday or any day on which banking institutions are closed in Toronto, Ontario;

(d)	“Canadian Dollars”, “Dollars”, “$” or “Cdn. $” means the lawful money of Canada;

(e)	“Cannabis” means all living or dead materials, plants, seeds, plant parts or plant cells from any cannabis species or subspecies (including sativa, indica and ruderalis), including wet and dry material and trichomes. For greater certainty, the definition of Cannabis covers all dried flower produced, whether or not such Cannabis is thereafter converted into an oil, extract or other alternative product;

(f)	“Change of Control” means (a) any Person or group of Persons (other than [***]), acting jointly or in concert (within the meaning of such phrase in the Securities Act (Ontario)) acquires, directly or indirectly, outstanding equity interests of the Corporation which have or represent more than [***]% of the votes that may be cast to elect the directors of the Corporation or other persons charged with the management and direction of the Corporation, (b) any Person or group of Persons [***], acting jointly or in concert (within the meaning of such phrase in the Securities Act (Ontario)) acquires the power to direct, or cause the direction of, management, business or policies of the Corporation, whether through the ability to exercise voting power, by contract or otherwise, (c) the Corporation shall cease to own and control, of record and beneficially, directly or indirectly, [***]% of each class of outstanding equity interests of its Subsidiaries (except that the Corporation need not be the owner of record of the equity interests of an indirect Subsidiary), (d) the Parent shall cease to own and control, of record and beneficially, directly or indirectly, [***]% of each class of outstanding equity interests of the Corporation, (e) any Person or group of Persons acting jointly or in concert (within the meaning of such phrase in the Securities Act (Ontario)) succeed in having a sufficient number of nominees elected to the board of directors of the Corporation that such nominees, when added to any existing director remaining on the board of directors of the Corporation after such election who is also a nominee of such Person or group of Persons, will constitute a majority of the board of directors of the Corporation, (f) if, at any time, either (i) the Corporation or (ii) the Corporation and the Obligors, taken as a whole, in either case, sell or otherwise dispose of all or substantially all of their assets except as expressly permitted by the other provisions of this Debenture, (g) the Corporation or any other Obligor amalgamates or otherwise merges its business and property with or into any other Person if that amalgamation or merger is not otherwise expressly permitted by the other provisions of this Debenture, or (h) a liquidation, dissolution or winding up of the Corporation or any other Obligor (unless the Obligor has disposed of all of its assets as otherwise permitted by this Agreement); provided that the addition of one or more holding companies above the Corporation but below the Parent so long as the Parent retains beneficial ownership (direct or indirect) of its equity interests in the Corporation shall not constitute a Change of Control;

(g)	“Claim” means any claim or liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment;

(h)	[***] means a mortgage granted in favour of [***] in the amount of $6,500,000 against the Corporation’s property located at 3610 Mavis Road, Mississauga, Ontario, L5C 1W2;

(i)	“Collateral” means any and all assets in respect of which the Creditor has or is intended to have an Encumbrance pursuant to a Security Document;

(j)	[***]

(k)	“Confidential Information” means the terms of this Debenture and the other Transaction Documents and any other information and intellectual property concerning any matters affecting or relating to the business, operations, assets, results or prospects of the Parties, including information regarding plans, budgets, costs, processes and other data, except to the extent that such information has already been publicly released by a Party as allowed herein or that the Party providing such information can demonstrate was previously publicly released by a Person who did not do so in violation or contravention of any duty or agreement;

(l)	“Corporate Records” means the corporate records of the Corporation and the other Obligors, including in each case (i) all constating documents, articles, by-laws, notice of articles, any shareholders’ agreements and any amendments thereto, and (ii) all minutes of meetings and resolutions of shareholders and the board of directors (and any committee thereof);

(m)	“Corporation” means TerrAscend Canada Inc., a corporation formed under the laws of the Province of Ontario, and its successors and permitted assigns (by amalgamation, merger or otherwise);

(n)	“Corporation Intellectual Property” has the meaning ascribed to such term in Section 3.3(t)(i);

(o)	“Creditor” means Canopy Growth Corporation and its successors and assigns;

(p)	“Current Assets” means [***]

(q)	“Debenture” means this debenture issued on the date hereof due on the Maturity Date in an aggregate principal amount of $80,526,000, as may be amended, supplemented, otherwise modified, restated or replaced from time to time;

(r)	“EBITDA” means, at any date of determination, for the last four fiscal quarters of the Corporation for which internal financial statements of the Corporation are available, the consolidated net income of the Corporation determined in accordance with IFRS, plus (a) without duplication and to the extent deducted in determining consolidated net income for such period, the sum of: (i) interest expense and financing charges for such period; (ii) income tax expense for such period; (iii) all amounts attributable to depreciation and amortization expense for such period; (iv) realized and unrealized fair value changes in biological assets for such period; (v) acquisition-related adjustments and transaction costs for such period up to the maximum aggregate amount of $[***] in any fiscal year; (vi) fair value non-cash changes in investments for such period; (vii) fixed asset (non-cash) impairment for such period; (viii) non-cash restructuring costs for such period up to the maximum aggregate amount of $[***] in any fiscal year; (ix) goodwill and intangible asset impairment for such period; (x) unrealized (non-cash) losses incurred in connection with any derivative or hedging transactions including Hedging Obligations for such period; (xi) non-cash share-based payment compensation expense and (xii) unrealized foreign exchange losses for such period; and minus (b) without duplication and to the extent included in consolidated net income for such period, the sum of (i) unrealized (non-cash) gains created in connection with any derivative or hedging transactions including Hedging Obligations for such period; (ii) unrealized foreign exchange gains for such period; (iii) income tax credits for such period; and (iv) non-cash restructuring gains for such period;

(s)	“Effective Date” has the meaning ascribed to such term on page 1 herein;

(t)	“Encumbrance” means any lien, charge, hypothec, pledge, mortgage, title retention agreement, covenant, condition, license, security interest of any nature, claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of-entry, matter capable of registration against title, option, assignment, right of pre-emption, royalty, right, pledge, privilege or any other encumbrance or title defect of any nature whatsoever, whether or not registered or registrable and whether or not consensual or arising by any Applicable Law;

(u)	“Environmental Laws” means all Applicable Laws relating to the protection of human health (as related to exposure to Hazardous Substances) and the environment, including all Applicable Laws pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of Releases, or threatened Releases, of Hazardous Substances into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances;

(v)	“Event of Default” has the meaning ascribed to such term in Section 5.1 hereof;

(w)	“Excluded Taxes” means:

(i)	any Governmental Charges imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed on or with respect to the Creditor as a result of the Creditor being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Governmental Charges (or any political subdivision thereof) or (ii) that are Other Connection Taxes with respect to the Creditor;

(ii)	any Governmental Charges attributable to the Creditor’s failure or inability to comply with Section 2.7;

(iii)	any withholding taxes imposed pursuant to FATCA; and

(iv)	any withholding taxes under Part XIII of the Income Tax Act (Canada) that would not have been imposed but for the Creditor (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Corporation (other than where the non-arm’s relationship arises solely in connection with or as a result of the Creditor having become a party to, received or perfected a security interest under or received or entered, any rights under, this Debenture), or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Corporation or not dealing at arm’s length with such a specified shareholder for purposes of the Income Tax Act (Canada) (other than where the Creditor is a “specified shareholder”, or does not deal at arm’s length with a “specified shareholder”, solely in connection with or as a result of the Creditor having become a party to, received or perfected a security interest under or received or entered, any rights under, this Debenture);

(x)	“FATCA” means Sections 1471 through 1474 of the United States Internal Revenue Code as of the date hereof (or any amended or successor provisions that are substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretation thereof, any intergovernmental agreement entered into in respect thereof and any agreements entered into pursuant to Section 1471(b)(1) of the United States Internal Revenue Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with);

(y)	“Governmental Authorities” means any municipal, regional, provincial or federal governments and their agencies, authorities, branches, departments, commissions or boards, having or claiming jurisdiction over the Corporation and/or the Corporation’s assets including, for greater certainty, Health Canada, and “Governmental Authority” shall mean any one of the Governmental Authorities as the context requires;

(z)	“Governmental Charges” means all taxes, levies, duties, assessments, reassessments and other similar charges and impositions together with all related penalties, interest and fines, due and payable by the Corporation or any other Obligor (as applicable) to any domestic or foreign government (federal, provincial, state, municipal or otherwise) or to any regulatory authority, agency, commission, board or court of competent jurisdiction of any domestic or foreign government;

(aa)	“Guarantee” means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include any contingent liability under any letter of credit or similar document or instrument, but shall exclude liability arising as a result of the endorsement of cheques in the ordinary course of business;

(bb)	“Guarantor” means any Subsidiary of the Corporation that executes and delivers to the Creditor a joinder to this Debenture pursuant to which it agrees to guarantee this Debenture;

(cc)	“Hazardous Substances” means:

(i)	any radioactive material;

(ii)	any explosive;

(iii)	any substance that, if added to any water, would degrade or alter or form part of a process of degradation or alteration of the quality of that water to the extent that it will adversely affect its use by man or by any animal, fish or plant;

(iv)	any solid, liquid, gas or odour or combination of any of them that, if emitted into the air, would create or contribute to the creation of a condition of the air that:

A.	endangers the health, safety or welfare of individual persons or the health of animal life;

B.	interferes with normal enjoyment of life or property; or

C.	causes damage to plant life or to property;

(v)	any petroleum or petroleum product;

(vi)	any toxic substance or other contaminant;

(vii)	any substance declared to be hazardous or toxic under any Applicable Law now or hereafter enacted or promulgated by any Governmental Authority having jurisdiction over the Corporation, any other Obligor or their respective properties, assets or interests, including any substance which would be considered a hazardous substance under any Environmental Law; and

(viii)	any other substance which is or may become hazardous, dangerous or toxic to individual persons or property, including any asbestos or asbestos-containing material;

but for clarity does not include Cannabis produced or sold in the ordinary course of business.

(dd)	“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(i)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(ii)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices;

(ee)	“IFRS” means the International Financial Reporting Standards and thereafter, IFRS and its interpretations adopted by the International Accounting Standards Board, or any other accounting standards adopted by the Corporation;

(ff)	“Indebtedness” of any Person means, without duplication, all obligations of such Person which, in accordance with IFRS, would be classified upon the unconsolidated balance sheet of such Person prepared as at such time as indebtedness for borrowed money, including bank indebtedness, long-term debt, capital lease obligations, indebtedness to Affiliates, interest-bearing liabilities, purchase money indebtedness and other financial indebtedness, but excluding accounts payable, payroll accruals, accruals in respect of normal business expenses and deferred income liabilities;

(gg)	“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the United States Bankruptcy Code, and in each case, any legislation similar to or enacted in replacement of the foregoing from time to time;

(hh)	“Intellectual Property” means all intellectual property which is recognized under the law of any jurisdiction anywhere in the world, whether under common law, by statute or otherwise, whether registered or not, including the following:

(i)	patents, reissues, divisions, continuations, continuations-in-part, re-examinations, renewals and substitutes thereof, foreign counterparts of the foregoing, term restorations or other extensions of the term of any issued or granted patents anywhere in the world and extensions of the monopoly right covering a product or service previously covered by any issued or granted patent anywhere in the world for the limited purpose of extending the holder’s exclusive right to make, use or sell a particular product or service covered by such patent (such as supplemental protection certificates or the like);

(ii)	trade names, trademarks, service names, service marks, business names, product names, brands, logos, and other distinctive indicia of origin, and the goodwill associated with any of the foregoing;

(iii)	industrial designs and design patents;

(iv)	copyright, and any renewals, extensions and reversions of copyright;

(v)	software and fixations thereof;

(vi)	uniform resource locators, website addresses, and domain names;

(vii)	database rights; and

(viii)	any other intangible property and any other intellectual or industrial design or other intangible property rights, whether registered or not, anywhere in the world, and all derivatives of any of the foregoing; and

(ix)	applications for registration, registrations and renewals of items (i) through (viii);

(ii)	[***]

(jj)	“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of loans), advances or capital contributions (excluding advances to customers and commission, travel and similar advances to officers, employees and consultants, in each case, in the ordinary course of business, and accounts receivable, trade credit and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, equity interests or other securities issued by any other Person and investments that are required by IFRS to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property;

(kk)	“Licensed Intellectual Property” has the meaning ascribed to such term in Section 3.3(t)(ii);

(ll)	“Marijuana” means “marihuana” as defined in 21 U.S.C 802;

(mm)	“Material Adverse Change” means any change or event which constitutes a material adverse change in (i) the business, operations, condition (financial or otherwise), assets or properties of the Corporation and the other Obligors, taken as a whole, (ii) the enforceability of this Debenture or any of the other Transaction Documents against the Corporation, (iii) the Corporation’s ability to observe, perform or comply with its obligations hereunder or under any of the other Transaction Documents , or (iv)the ability of the Creditor to enforce its rights and remedies hereunder or under any of the other Transaction Documents;

(nn)	“Maturity Date” means the earliest of (i) March 10, 2030, (ii) the later of (A) March 10, 2025 and (B) the date twenty-four months following the Triggering Event and (iii) the date that all amounts owing hereunder may become due and payable in accordance with the terms hereof;

(oo)	“Obligations” means all monies and obligations now or at any time and from time to time hereafter owing or payable by the Corporation to the Creditor, including pursuant to this Debenture;

(pp)	“Obligors” means the Corporation and the Guarantors hereunder from time to time; and “Obligor” means any one of them as the context requires;

(qq)	“Other Connection Taxes” means, with respect to the Creditor, Governmental Charges imposed on the Creditor as a result of a present or former connection between the Creditor and the jurisdiction imposing such Governmental Charges (other than connections arising from the Creditor having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced this Debenture);

(rr)	“Parent” means TerrAscend Corp., a corporation formed under the laws of the Province of Ontario, and its successors and permitted assigns (by amalgamation, merger or otherwise);

(ss)	“Parties” means the Corporation and the Creditor; and “Party” means either one of them;

(tt)	“Permit” has the meaning assigned to such term in Section 3.3(n);

(uu)	“Permitted Debt” means:

(i)	Indebtedness in favour of the Creditor;

(ii)	[***]

(iii)	Guarantees of Indebtedness of any Obligor which Indebtedness is otherwise permitted to be incurred hereunder; provided that if the Indebtedness being guaranteed is subordinated to the Debenture, such Guarantee shall be subordinated to the Debenture on terms at least as favourable to the Creditor as those contained in the subordination of such Indebtedness;

(iv)	Indebtedness owing to an Obligor;

(v)	Indebtedness (A) in respect of PMSIs and capital leases incurred in connection with the purchase or leasing of capital equipment, and (B) incurred by the Corporation or any other Obligor to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the capital stock of any Person owning such assets); in an aggregate principal amount that does not exceed [***] at any one time outstanding;

(vi)	Indebtedness incurred in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(vii)	[***]

(viii)	Indebtedness in connection with cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, cash pooling arrangements, purchase card and similar arrangements, in each case, in the ordinary course of business, and

(ix)	working capital lines, overdraft facilities, cash-pooling agreements or other local lines of credit; in an aggregate principal amount that does not exceed greater of (i) [***] and (ii) [***]% of EBITDA at any one time outstanding;

(x)	Indebtedness consisting of (x) take-or-pay obligations of the Corporation or any other Obligor contained in supply arrangements existing as of the date hereof or (y) the financing of insurance premiums;

(xi)	obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Corporation or any other Obligor, in each case, in the ordinary course of business,

(xii)	obligations in respect of letters of credit, bank guarantees or similar instruments related thereto in an aggregate principal amount that does not exceed $[***] and (ii) [***]% of EBITDA at any one time outstanding;

(xiii)	Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements;

(xiv)	customer deposits and advance payments received from customers for goods and services purchased;

(xv)	Hedging Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xvi)	unsecured Indebtedness in an aggregate principal amount that does not exceed the greater of (i) $[***] and (ii) [***]% of EBITDA at any one time outstanding, provided that the total yield on any such Indebtedness (inclusive of interest and fees payable) is no more than [***]% per annum in the aggregate;

(xvii)	operating leases entered into in the ordinary course of business; provided that the obligations over the term of such operating leases and any renewal terms does not exceed $[***] in aggregate at any one time;

(xviii)	Indebtedness consented to by the Creditor in writing; and

(xix)	all premiums (if any), interest (including post-petition interest, capitalized interest or interest otherwise payable in kind), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this definition;

(vv)	“Permitted Encumbrances” means:

(i)	statutory encumbrances not at the time overdue, or which are overdue but the validity of which is being contested in good faith and in respect of which appropriate reserves have been established;

(ii)	Encumbrances for taxes, duties and assessments which may be overdue but the validity of which is being contested in good faith and in respect of which appropriate reserves have been established;

(iii)	Encumbrances or rights of distress reserved in or exercisable under any lease for rent or for compliance with the terms of such lease (provided that the recognition of such Encumbrances or rights as a permitted encumbrance shall not prejudice the priority of the Creditor’s security over such Encumbrances or rights as determined in accordance with Applicable Law);

(iv)	any obligations or duties affecting any lands due to any public utility or Governmental Authority with respect to any franchise, grant, licence or permit and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on lands under government permits, leases or other grants; which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held;

(v)	Encumbrances incurred or deposits made in connection with contracts, bids, tenders or expropriation proceedings, or to secure workers’ compensation, unemployment insurance or other social security obligations, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, warehousemen’s, carriers’ and other similar Encumbrances and deposits;

(vi)	Encumbrances given to a public utility or Governmental Authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business;

(vii)	Encumbrances and privileges arising out of judgments or awards in respect of which: an appeal or proceeding for review has been commenced; a stay of execution pending such appeal or proceedings for review has been obtained; and appropriate reserves have been established;

(viii)	any mechanic’s, labourer’s, materialman’s statutory or other similar Encumbrance arising in the ordinary course of business or out of the construction or improvement of any lands or arising out of the furnishing of materials or supplies therefor, the action to enforce which has not proceeded to a final judgment;

(ix)	undetermined or inchoate Encumbrances incidental to the normal business operations of a company not at the time overdue, or which are overdue but have not been filed against such company or any of its properties pursuant to Applicable Law and the validity of which is being contested in good faith and appropriate reserves have been established;

(x)	Encumbrances securing Indebtedness incurred pursuant to clause (v) of the definition of “Permitted Debt”;

(xi)	Encumbrances securing Hedging Obligations not incurred in violation of this Debenture;

(xii)	[***]

(xiii)	all instruments registered on title to the property municipally known as 3610 Mavis Road, Mississauga, Ontario as of the Effective Date;

(xiv)	[***]

(xv)	Encumbrances in favour of an Obligor;

(xvi)	Encumbrances in favour of the Creditor; and

(xvii)	Encumbrances consented to in writing by the Creditor;

provided that the use of the term “Permitted Encumbrances” to describe such interests and Encumbrances shall mean that they are permitted to exist (whether in priority to or subsequent in priority to the Creditor’s security, as determined by Applicable Law), and shall not be interpreted as meaning that such interests and Encumbrances are entitled to priority over the Creditor’s security;

(ww)	[***]

(xx)	“Permitted Investments” means:

(i)	Investments in cash equivalents;

(ii)	Investments in any Obligor;

(iii)	Investment in connection with [***] and related activities in the ordinary course of business;

(iv)	Investments consisting of Permitted Encumbrances, Permitted Debt or Permitted Dispositions;

(v)	promissory notes and other non-cash consideration received in connection with Permitted Dispositions;

(vi)	Investments in the ordinary course consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(vii)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons;

(viii)	Hedging Obligations permitted under clause (xv) of the definition of “Permitted Debt”;

(ix)	[***]

(x)	to the extent they constitute Investments, transactions permitted by clauses (ii), (vi), (vii) and (ix) of Section 3.2(f);

(xi)	other Investments in an aggregate principal amount that does not exceed $[***] at any one time outstanding;

(xii)	to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property rights, or other rights, in each case in the ordinary course of business; and

(xiii)	[***]

(yy)	“Permitted Sale Leaseback” means any (i) sale and leaseback of equipment in an aggregate principal amount that does not exceed $[***] at any one time outstanding, and (ii) the sale and leaseback of property within twelve months of the acquisition of such property;

(zz)	“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity;

(aaa)	“PMSI” means purchase-money security interests as defined in the PPSA;

(bbb)	“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time and any legislation substituted therefor and any amendments thereto;

(ccc)	“Related Party” has the meaning set out in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

(ddd)	“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, or permitting any of the foregoing to occur;

(eee)	“Security Documents” means (i) the general security agreement dated on or about the date hereof by the Corporation in favour of the Creditor, and (ii) any other security for the Obligations, as each be amended, supplemented, otherwise modified, restated or replaced from time to time;

(fff)	“Security Interest” means the pledges, assignments, mortgages, charges, and hypothecations of and the security interests in the Collateral created in favour of the Creditor under the Security Documents;

(ggg)	“Specified Persons” means the Persons listed on [***] as they same may be amended by the Corporation from time to time with the consent of the Creditor (such consent not to be unreasonably, withheld, conditioned or delayed);

(hhh)	“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding voting stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities that are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Corporation;

(iii)	“Transaction Documents” includes this Debenture, the Security Documents and, if held by the Creditor, the Warrant;

(jjj)	“Triggering Event” means the date that the federal laws of the United States are amended to permit the general cultivation, distribution and possession of Marijuana or to remove the regulation of such activities from the federal laws of the United States;

(kkk)	“United States” means the United States of America;

(lll)	“U.S. $” means the lawful money of the United States; and

(mmm)	“Warrant” means the warrants issued by the Parent to and in favour of the Creditor as of the date hereof, as amended, supplemented, otherwise modified, restated or replaced from time to time.

1.2               Gender and Number.

Any reference in this Debenture to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.3               Headings, Etc.

The division of this Debenture into Articles, Sections, Subsections, and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Debenture.

1.4               Currency.

All references in this Debenture to dollars, unless otherwise specifically indicated, are expressed in the currency of Canada.

1.5               Severability.

Any article, section, subsection or other subdivision of this Debenture or any other provision of this Debenture which is, or becomes, illegal, invalid or unenforceable shall be severed from this Debenture and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof or thereof.

1.6               Governing Law.

This Debenture shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. For the purpose of legal proceedings, this Debenture shall be deemed to have been made in the said Province and to be performed therein and the courts of that Province shall have jurisdiction over all disputes which may arise under this Debenture. The Parties hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of such courts.

1.7               Interpretation.

Unless otherwise expressly provided in this Debenture, if any matter in this Debenture is subject to the determination, consent or approval of the Creditor or is to be acceptable to the Creditor, such determination, consent, approval or determination of acceptability will be in the sole discretion of the Creditor, which means the Creditor shall have sole and unfettered discretion, without any obligation to act reasonably. If any provision in this Debenture refers to any action taken or to be taken by the Corporation, or which the Corporation is prohibited from taking, such provision will be interpreted to include any and all means, direct or indirect, of taking, or not taking, such action. When used in the context of a general statement followed by a reference to one or more specific items or matters, the term “including” shall mean “including, without limitation” and the use of the term “includes” shall mean “includes, without limitation”.

ARTICLE TWO

PROMISE TO PAY

2.1               Principal Sum.

For value received, the Corporation hereby promises to pay to or to the order of the Creditor at the address of the Creditor set forth in Section 6.8(a) hereof (or such other address of the Creditor as may be indicated by the Creditor pursuant to Section 6.8(a) hereof) on the Maturity Date the principal sum of $80,526,000, and the Corporation promises to pay interest thereon pursuant to Section 2.3 hereof.

2.2               Advances.

The Corporation shall drawdown the full amount available under this Debenture on the Effective Date. In the event that the Corporation does not so draw down the full amount, the obligation of the Creditor to make any advance (or further advance) hereunder is terminated.

2.3               Interest.

(a)	Interest shall accrue on the principal sum outstanding from the date hereof both before and after the Maturity Date, default and judgment until actual payment in full at a rate of 6.10% per annum, calculated and payable annually in arrears on the final day of each consecutive twelve-month period during the term of this Debenture commencing on the date that is twelve months from the Effective Date and calculated based on the actual number of days elapsed.

(b)	Upon the occurrence of an Event of Default and for so long as such Event of Default shall be continuing, interest shall accrue on the principal sum outstanding at a rate per annum equal to 12.00% calculated and payable as aforesaid.

(c)	In the event that a court of competent jurisdiction determines that any provision of this Debenture obligates the Corporation to make any payment of interest, or other amount payable to the Creditor, in an amount, or calculated at a rate, which would be prohibited by Applicable Law or would result in receipt by the Creditor of interest at a rate in excess of the maximum rate permissible under Applicable Law then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted, with retroactive effect, to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in receipt by the Creditor of interest at a rate in excess of the maximum rate permissible. Any amount or rate of interest referred to in this Section 2.3 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Debenture remains outstanding, on the assumption that any charges, fees or expenses that fall within the meaning of interest shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date hereof to the Maturity Date, and, in the event of a dispute, a certificate of an accredited actuary appointed by the Creditor shall be conclusive for the purposes of such determination.

2.4               Use of Funds.

The Creditor has agreed to advance to the Corporation the principal sum hereunder on the express condition that such amount shall not be used, directly or indirectly, (i) in connection with or for any Marijuana or Marijuana-related operations of the Corporation or any of its Affiliates in the United States or (ii) by or for any Affiliates of the Corporation involved in Marijuana or Marijuana-related operations in the United States, in each case unless and until such operations are permitted by the federal and applicable state laws of the United States; [***]

2.5               Voluntary Prepayment.

The Corporation may from time to time, upon three (3) Business Days’ prior written notice to the Creditor, make a prepayment in respect of all or any portion of the principal sum outstanding hereunder, together with any and all accrued interest thereon, in a minimum amount of $1,000,000. This Debenture is non-revolving. For greater certainty, any repayment made on account of the principal sum outstanding hereunder may not be reborrowed.

2.6               Additional Amounts

Any and all payments by or on account of any obligation of the Corporation under this Debenture shall be made free and clear of and without deduction or withholding for any Governmental Charges except as required by Applicable Law. If the Corporation is required by Applicable Law to deduct or withhold any Governmental Charges from such payments, then:

(a)	(x) the Corporation shall notify the Creditor of any such requirement or any change in any such requirement as soon as reasonably possible prior to the date upon which any such deduction or withholding is to be made and (y) except to the extent that such deduction or withholding is of Excluded Taxes, the amount payable by the Corporation shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), the Creditor receives on the due date an amount equal to the amount it would have received had no such deduction or withholding been made, and

(b)	the Corporation shall make such deductions or withholdings and pay the full amount deducted or withheld to the relevant Governmental Authorities in accordance with Applicable Law.

2.7               Additional Amounts Continued

The Creditor shall, at such times as are reasonably requested by the Corporation, provide the Corporation with any properly completed and executed documentation prescribed by Applicable Law, or reasonably requested by the Corporation, certifying as to any entitlement of the Creditor to an exemption from, or reduction in, any Governmental Charges with respect to any payments to be made to the Creditor under this Debenture. If requested by the Corporation, the Creditor shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any respect, deliver promptly to the Corporation updated or other appropriate documentation (including any new documentation reasonably requested) or promptly notify the Corporation of its inability to do so. In addition, the Creditor, if reasonably requested by the Corporation, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Corporation as will enable the Corporation to determine whether or not the Creditor is subject to backup withholding or information reporting requirements.

ARTICLE THREE

COVENANTS AND REPRESENTATIONS OF THE CORPORATION

3.1               Positive Covenants.

So long as this Debenture remains outstanding, the Corporation covenants and agrees that it will and cause each of the other Obligors to:

(a)	Payment and Performance of Obligations. Duly and punctually pay all sums of money due by it under the terms of this Debenture at the times and places and in the manner provided for by this Debenture and shall duly and punctually perform and observe all other obligations on its part to be performed or observed hereunder at the times and in the manner provided for herein;

(b)	Observation of Covenants. Duly observe and perform each and every of its covenants and agreements set forth in this Debenture;

(c)	Notice. Provide the Creditor with prompt written notice of: (i) any event which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default hereunder; (ii) the commencement by or against the Corporation or any other Obligor, as the case may be, of any litigation or legal proceedings which if determined adversely to its interest would not be fully covered by insurance or which in the aggregate exceed $[***] in claims; (iii) the occurrence of any event which would constitute, or would be reasonably expected to constitute, a Material Adverse Change; (iv) the commencement by or against the Corporation of any legal proceedings or actions, which if determined adversely to its interest, would be reasonably expected to constitute a Material Adverse Change; (v) any default by the Corporation or any other Obligor, as the case may be, under a contract to which it is a party with a value in excess of $[***]; and (vi) [***]

(d)	Maintenance of Existence & Business Practices. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises. Without limiting the generality of the foregoing, they shall (i) use, operate and maintain all of their property and assets in a reasonable manner and in accordance with good business practice and in a manner which does not impair the Security Interests of the Creditor in such property and assets in any material respect; and (ii) continue to collect all accounts receivable in the ordinary course of their business consistent with past practice;

(e)	Compliance with Laws.

(i)	[***]

(ii)	Comply with all Applicable Laws not specified in clause (i) of this Section 3.1(e), except as would not reasonably be expected to cause a Material Adverse Change;

(f)	Approvals. Use commercially reasonable efforts to obtain all necessary waivers, consents, Permits and approvals required to be obtained by the Corporation and the other Obligors to operate their business, own their assets, and to complete the transactions contemplated by each of the Transaction Documents;

(g)	Taxes. Pay all material taxes imposed on it, or on its income or profits or its assets, when due and payable, except for any taxes assessed against the Corporation or other Obligors which they are in good faith contesting pursuant to a bona fide dispute process and for which reserves required by IFRS have been established;

(h)	Insurance.

(i)	Maintain insurance coverage with responsible insurers, in amounts and against risks reasonably and customarily insured by owners of similar businesses or assets. Promptly on the happening of any loss or damage, the Corporation will do all reasonably necessary acts to enable the Corporation to obtain payment of the insurance monies; in the event such insurance monies are received and not utilized to repair or replace the property losses or damaged or otherwise reinvested in the business of the Corporation within six months of the receipt of such monies, then the Corporation agrees to repay the Obligations in an amount equal to such insurance monies received;

(ii)	Provide the Creditor with at least thirty (30) calendar days advance written notice of (A) the cancellation of any insurance policy, and (B) any change in the amount of coverage or type of insurance stipulated above; and

(iii)	Ensure that, so long as this Debenture remains outstanding, no insurance coverage is materially altered, cancelled or allowed to lapse;

(i)            Carry on Business.

(i)	Maintain proper books and records (in which full and correct entries shall be made of all financial transactions and the assets and the business of the Corporation and each of the other Obligors in accordance with IFRS);

(ii)	Only carry on any business, affairs or operations or maintain any activities in Canada, the United States and any other markets to the extent such business, affairs and operations are lawful under all Applicable Law in such markets or become lawful under all Applicable Law in such markets after the date hereof; and

(iii)	Only operate in jurisdictions where it is legal to conduct its operations in such jurisdictions under all Applicable Law;

(j)	Ownership. Defend their right, title and interest in and to their respective material property and assets against the claims of all other Persons, at their own expense, as well as maintain corporate ownership, direct or indirect, of all of its Subsidiaries (unless disposed in accordance with Section 3.2(a) or Section 3.2(f));

(k)	Minimum Current Assets. [***]

(l)	Reporting. Deliver to the Creditor bi-monthly, on the first Business Day of each applicable month, a compliance certificate certified by an executive officer of the Corporation, in the form of Exhibit A hereto;

(m)	[***]

(n)	Inspection. Permit the Creditor and its employees and agents to enter upon and inspect its property, assets, books and records from time to time, (i) prior to an Event of Default which is continuing, at reasonable times during normal business hours and upon reasonable notice not more than once per year; provided that any such inspection shall be at the sole expense of the Creditor and the Creditor agrees to reimburse the Corporation for any out-of-pocket expense (for greater certainty, excluding any amounts related to lost profits or revenues or diminution in value) reasonably incurred by the Corporation or its Affiliates as a result of such inspection, and (ii) following an Event of Default and for so long as it is continuing, at any time with or without notice to the Corporation and at the sole expense of the Corporation; and to permit the Creditor and its employees and agents to examine all computer and other electronic records with respect thereto and to make copies of all books and account and other records;

(o)	Use of Proceeds. Use the proceeds of the funds advanced hereunder only for the purposes set out in Section 2.4;

(p)	Subsidiaries. Cause each of its Subsidiaries to provide to the Creditor: (i) a Guarantee in respect of all present and future obligations of the Corporation to the Creditor hereunder (each such Guarantee to be in an unlimited amount); and (ii) security of the same nature required to be provided by the Corporation hereunder; such Guarantees and security to be provided within 30 days of the applicable Person becoming a Subsidiary; and

(q)	Further Assurances. Provide the Creditor with such other documents, opinions, consents, acknowledgements and agreements as are reasonably necessary to implement this Debenture and perfect and maintain any of the security interests granted to the Creditor pursuant to the security contemplated herein.

3.2               Negative Covenants.

At all times, for so long as this Debenture remains outstanding, the Corporation hereby covenants and agrees, that, without the prior written consent of the Creditor, the Corporation shall not, and shall ensure that each other Obligor shall not:

(a)	Amalgamations. Directly or indirectly, by operation of law or otherwise, amalgamate with, merge with, consolidate with or otherwise combine with, or transfer, convey or otherwise dispose of all or substantially all of the assets of the Obligors, taken as a whole, to, any Person, provided however that such Obligor may merge, consolidate, amalgamate or otherwise continue with, or transfer, convey or otherwise dispose of all or substantially all of the assets of the Obligors, taken as a whole, to, any Person, if (i) such transaction is solely between one or more Obligors, (ii) the entity resulting from such merger, consolidation, amalgamation or other form of combination or the recipient of such transfer, conveyance or other disposition provides written confirmation to the Creditor in form reasonably satisfactory to the Creditor that it has assumed all of the obligations of such Obligor hereunder, (iii) the rights of the Creditor hereunder have not been materially adversely affected by such merger, consolidation, amalgamation or other combination, or such transfer, conveyance or other disposition, (iv) such transaction would not adversely affect the interests of the Creditor hereunder or under any Transaction Document, including the validity or priority of the Creditor’s Security Interest, in any material respect, (v) such transaction will not result in any tax being levied on or payable by the Creditor, (vi) a certificate of an executive officer of the Corporation confirming, to the best of the knowledge of the Corporation after due inquiry, items (i), (ii), (iii), (iv) and (v) above, such certificate to be in form and substance reasonably satisfactory to the Creditor; (vii) an opinion of the Corporation’s counsel that the entity resulting from such merger, consolidation, amalgamation or other form of combination or the recipient of such transfer, conveyance or other disposition, as applicable, has assumed all of the obligations of such Obligor hereunder, such opinion to be in form and substance reasonably satisfactory to the Creditor, and (viii) no Event of Default shall have occurred and be continuing or will occur as a result of such transaction.

(b)	Indebtedness. Create, incur, assume or permit to exist any Indebtedness, other than Permitted Debt.

For purposes of determining compliance with this Section 3.2(b), in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xix) of the definition thereof, the Obligors will be permitted to divide and classify such item of Indebtedness at the time of its incurrence in any manner that meets the criteria of one or more of such clauses. In addition, any Indebtedness originally divided or classified as incurred pursuant to clauses (i) through (xix) of the definition of Permitted Debt may later be re-divided or reclassified by the Obligors in any manner that meets the criteria of one or more of such clauses and will be deemed as having been incurred pursuant to another of such clauses.

(c)	Encumbrances. Create, incur, assume or permit to exist any Encumbrance on any of their properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances;

For purposes of determining compliance with this Section 3.2(c), in the event that any proposed Encumbrance meets the criteria of more than one of the categories of Permitted Encumbrance described in clauses (i) through (xvii) of the definition thereof, the Obligors will be permitted to divide and classify such Encumbrance at the time of its incurrence in any manner that meets the criteria of one or more of such clauses. In addition, any Encumbrance originally divided or classified as incurred pursuant to clauses (i) through (xvii) of the definition of Permitted Encumbrance may later be re-divided or reclassified by the Obligors in any manner that meets the criteria of one or more of such clauses and will be deemed as having been incurred pursuant to another of such clauses.

(d)	Transactions With Related Parties. Enter into, amend or be a party to any material agreement or transaction with, or make any payment to, any Related Party of the Corporation or the Parent (other than another Obligor) other than (i) agreements, transactions and payments on terms and conditions which are no less favourable to the Corporation or such other Obligor than would be usual and customary in similar agreements, transactions or payments between Persons acting at arm’s length with each other, (ii) [***] (iii) [***] (iv) [***] (v) [***] (vi) transactions entered into in the ordinary course of business with joint ventures otherwise not prohibited by this Debenture, and (vii) employment, indemnification, and compensation arrangements (including arrangements made with respect to benefits, bonuses and equity-based awards) entered into in the ordinary course of business and (to the extent such practice has been established) consistent with past practice with members of the board of directors, officers, employees or consultants of an Obligor.

(e)	Change of Corporate Name or Location. Change its corporate name or change or move its chief executive office, tax residence, principal place of business, corporate offices, warehouses or other locations at which Collateral is held or stored and/or the location of its records concerning the Collateral, without:

(i)	providing the Creditor with at least thirty (30) days’ prior written notice of their intention to do same; and

(ii)	having received the Creditor’s written acknowledgement that any reasonable action requested by the Creditor in connection therewith (including to continue the perfection of any Encumbrance in favour of the Creditor in any Collateral) has been completed or taken;

(f)	No Sale of Assets. Directly or indirectly sell, lease, assign, transfer, convey or otherwise dispose of (whether in one or a series of transactions) its property and assets in excess of $[***] except for (i) dispositions of equipment, fixtures or materials that are worn-out or obsolete or have been replaced and are not required for the conduct by the Corporation or the other Obligors of its business, (ii) dispositions of inventory, (iii) [***], (iv) dispositions of accounts receivable in connection with the collection, compromise or financing thereof, (iv)Permitted Sale Leasebacks, (v) any termination, settlement or extinguishment of Hedging Obligations, (vi) the lease, assignment or sublease of any real or personal property in the ordinary course of business, (vii) the grant in the ordinary course of business of any license of intellectual property, (viii) [***] (ix) [***] (x) dispositions to another Obligor, (xi) a disposition of all or substantially all of the assets of the Obligors, taken as a whole, in accordance with Section 3.2(a), (xii) asset sales disclosed in Schedule F and (xiii) other dispositions with the prior written consent of the Creditor (collectively, “Permitted Dispositions”);

(g)	Constating Documents. Amend their articles in any manner which is reasonably likely to result in a Material Adverse Change;

(h)	Nature of Business. Carry on any business other than the business presently carried on by the Corporation and the other Obligors and any other business reasonably related, complementary or ancillary thereto;

(i)	Dissolution. Liquidate, wind-up, dissolve themselves (or suffer any liquidation or dissolution), reorganize, make an assignment for the benefit of their creditors or file a petition, answer or consent to seeking a reorganization, take part in a plan of arrangement, or undergo a change of control or similar transaction to any of the foregoing;

(j)	No Sale-Leasebacks. Directly, or indirectly, enter into any arrangement providing for the sale, assignment, transfer or disposition of any property used in the ordinary course of its business and thereafter rent or lease such property, except for Permitted Sale Leasebacks; and

(k)	Investments. Make any direct or indirect investment in any Person, whether by acquisition of shares, Indebtedness or other securities, or by loan, guarantee, advance, capital contribution or otherwise, except Permitted Investments.

For the purposes of determining compliance with this Section 3.2(k), (i) an investment need not be permitted solely by reference to one category (or portion thereof) of Permitted Investments described in clauses (i) through (xiii) of the definition thereof but may be permitted in part under any combination thereof that meets the criteria of one or more of such clauses, and (ii) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories (or portions thereof) of Permitted Investments described in clauses (i) through (xiii) of the definition thereof, the Obligors shall be entitled to divide, classify or reclassify, or later divide, classify, or reclassify, such investment (or any portion thereof) in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with the criteria of one or more of such clauses,

(l)	Operations.

[***]

[***]

(m)	[***]

3.3                 Representations and Warranties

The Corporation hereby represents and warrants to the Creditor that as of the Effective Date:

(a)	No Default. No default has occurred and is continuing under any agreement to which an Obligor is a party or by which their properties are bound, except as would not reasonably be expected to cause a Material Adverse Change.

(b)	Location. Schedule A is a list of all addresses at which the Corporation and each of the other Obligors, (i) have their respective chief executive office, head office, registered office and principal place of business, (ii) carry on business, and (iii) store any material tangible personal property (except for goods in transit in the ordinary course of business).

(c)	Status; Corporate Power and Qualification. Each Obligor:

(i)	is a corporation duly incorporated, organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)	is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification;

(iii)	has the requisite corporate power and authority and the legal right to own, pledge, mortgage, hypothecate or otherwise encumber and operate its properties and assets, to lease the property it operates under lease and to conduct its business as presently conducted in the jurisdictions in which it currently carries on business;

(iv)	is in compliance with its constating documents and by-laws; and

(v)	is in compliance with all applicable provisions of Applicable Law, except as would not reasonably be expected to cause a Material Adverse Change.

(d)	Authorization; Execution and Delivery; Approval and Conflict. The execution, delivery and performance by the Corporation of this Debenture and the other Transaction Documents and the creation of the Encumbrances in favour of the Creditor:

(i)	are within each Obligor’s corporate power;

(ii)	have been duly authorized by all necessary or proper corporate and shareholder action;

(iii)	do not contravene any provision of an Obligor’s constating documents or bylaws or any resolutions passed by the directors (or any committee thereof) or shareholders of the Corporation or another Obligor;

(iv)	do not result in any breach or violation of any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any other Obligor or any of their respective properties or assets;

(v)	do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Obligor is a party or by which any Obligor or any of their respective property or assets is bound; and

(vi)	do not require the consent, approval, authorization, order or agreement of, or registrations or qualification with any Governmental Authority or any other Person (except as have been obtained).

(e)	Validity of Agreements. Each of the Debenture and the other Transaction Documents has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms, subject only to:

(i)	applicable bankruptcy, insolvency, liquidation, reorganization, reconstruction, moratorium laws or similar laws affecting creditors’ rights generally; and

(ii)	the fact that the availability of equitable remedies, such as specific performance and injunctive relief, are in the discretion of a court and may not be available where damages are considered an equitable remedy.

(f)	Taxes and Filings. All material tax returns, reports and statements, including information returns, required by any governmental authority to be filed by the Obligors have been filed with the appropriate governmental authority and all such returns are true, complete and correct in all material respects, and all material Governmental Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for non-payment thereof (or any such fine, penalty, interest, late charge or loss has been paid). Proper and accurate amounts have been withheld by each of the Obligors from payments to their respective employees, customers and other applicable payees for all periods in full as required by all Applicable Laws and such withholdings have been timely paid to the respective governmental authorities. No audit, action, investigation, deficiencies, litigation, proposed adjustments or other matters in controversy exist or have been asserted or threatened with respect to Governmental Charges of any Obligor, and neither the Corporation nor any other Obligor is a party to any action or proceeding for assessment or collection of Governmental Charges and no such event has been asserted or, to the knowledge of the Corporation, threatened against any Obligor or any of their respective assets, except in each case where such deficiencies or other matters, actions or proceedings would not reasonably be expected to cause a Material Adverse Change. There are no currently effective material elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Governmental Charges, or of the filing of any return or any payment of Governmental Charges by any Obligor

(g)	Valid Issuance of Debenture. This Debenture will be duly and validly created and issued, and will be free of restrictions on transfer other than restrictions on transfer set forth in the Debenture and under applicable securities legislation.

(h)	Corporate Records. The Corporate Records of each of the Obligors are complete and accurate in all material respects. Without limiting the generality of the foregoing: (i) the minute books contain, in all material respects, complete and accurate minutes (or drafts thereof) of all meetings of the directors and shareholders of each of the Obligors and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by the directors and shareholders of each of the Obligors and all such resolutions were duly passed; and (iii) the registers of directors and officers of each of the Obligors are complete and accurate.

(i)	Restrictive Agreements. Neither the Corporation nor any other Obligor is subject to any restriction under its constating documents or is party or subject to any material Claim, Encumbrance, contract, instrument or other agreement which would prevent (i) the consummation of the transactions contemplated by this Debenture or the other Transaction Documents, (ii) compliance by any Obligor with the terms, conditions and provisions of this Debenture or the other Transaction Documents, as applicable, or (iii) any Obligor from carrying on its business as currently conducted after the date hereof.

(j)	No Material Adverse Change. Since September 30, 2019, there has been no Material Adverse Change.

(k)	Financial Statements. The audited consolidated financial statements for the Parent for the year ended December 31, 2018 and the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, together with the auditors’ report thereon and the notes thereto, have been prepared in accordance with IFRS on a basis consistent with prior periods (except as disclosed in such consolidated financial statements) and present fairly and correctly in all material respects the financial condition and position and results of operations and cash flows of the Parent on a consolidated basis as at the date thereof.

(l)	Compliance with Contracts. Except for matters that would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change, (i) no Obligor nor, to the knowledge of any Obligor, any third party is in breach or default of any contract, instrument or other agreement to which it is a party and (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or breach.

(m)	Accounting Controls. The Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects transactions are executed in accordance with management’s general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets and access to assets is permitted only in accordance with management’s general or specific authorization.

(n)	Compliance with Laws, Licenses and Permits. Each of the Obligors (i) has conducted and is conducting its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business (other than any Canadian jurisdiction), (ii) except as would not reasonably be expected to cause a Material Adverse Change, has conducted and is conducting its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business in Canada, and (iii) possesses or will possess all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on its business as currently conducted or contemplated to be conducted (collectively, the “Permits”). Each of the Obligors is in compliance in all material respects with the terms and conditions of all such Permits and neither the Corporation nor any of the other Obligors has received any notice of the material modification, revocation or cancellation of, or any intention to materially modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Permit.

(o)           Environmental.

(i)	Each Obligor has conducted, and is conducting, its business in compliance in all material respects with Environmental Laws.

(ii)	None of the properties owned or leased by any Obligor has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances except in compliance in all material respects with all Environmental Laws.

(iii)	No Obligor has caused or permitted the release of any Hazardous Substances at, in, on, under or from any property owned or leased by any Obligor except in compliance in all material respects with all Environmental Laws.

(iv)	All Hazardous Substances handled, recycled, disposed of, treated or stored on or off-site of any of the properties owned or leased by any Obligor have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws and, to the knowledge of each Obligor, there are no Hazardous Substances at, in, on, under or migrating from any of the aforementioned properties except in material compliance with all Environmental Laws.

(v)	Each Obligor is in possession of all required environmental approvals (all of which are being complied with in all material respects) required to own, lease, operate, develop and exploit the properties (as and when acquired) and conduct its business as it is now being conducted.

(vi)	No environmental, reclamation or abandonment obligation or work orders or other liabilities presently exist with respect to any portion of the properties owned or leased by any Obligor and, to the knowledge of the Obligors, there is no basis for any such obligations or liabilities to arise in the future as a result of any activity on any of these properties owned or leased by any Obligor.

(vii)	Neither the Corporation nor any other Obligor has received from any person or Governmental Authority any notice, formal or informal, of any proceeding, action or other claim, liability or potential liability arising under any Environmental Law that is pending which would be likely to result in any material action being taken by any Governmental Authority or any other person.

(p)	Assets. Each Obligor own or otherwise hold good and valid legal title to, or hold a valid leasehold interest in, all material assets and properties that are required to conduct the business and operations of each Obligor as presently conducted, and there are no Encumbrances on any such assets or properties that would, individually or in the aggregate, materially detract from the value of any such assets or properties or materially and adversely impact the normal use and operation thereof by each Obligor in the ordinary course of business.

(q)	Employment and Labour Matters.

(i)	No Obligor is a party to or bound or governed by, or subject to, or has any liability with respect to (i) any collective bargaining or union agreement or other similar arrangement with any labour union or employee associate, or any actual or, to the knowledge of the Corporation, threatened application for certification or bargaining rights in respect of any Obligor or (ii) any labour dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of any Obligor.

(ii)	Each of the Obligors has operated in material compliance with all Applicable Laws with respect to employment and labour in all material respects, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and, except for proceedings that would not reasonably be expected to have a Material Adverse Change, there are no current, pending or, to the knowledge of the Corporation, threatened proceedings by or before any Governmental Authority with respect to any such matters.

(iii)	Each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pension, incentive or otherwise contributed to, or required to be contributed to, by any Obligor for the benefit of any current or former officer, director, employee or consultant of any Obligor has been maintained in material compliance with the terms thereof and with the requirements prescribed by any and all statutes, orders, rules, policies and regulations that are applicable to any such plan.

(r)	Insolvency. Neither the Corporation nor any Obligor has admitted in writing that it is, or has been declared to be, insolvent or unable to pay its debts. Neither the Corporation nor any Obligor has committed an act of bankruptcy or sought protection from its creditors before any court or pursuant to any legislation, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of its assets, had any person holding any Encumbrance, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any portion of its property or had any petition for a receiving order in bankruptcy filed against it.

(s)	[***]

(t)	Intellectual Property.

(i)	Ownership. Other than Licensed Intellectual Property, the Corporation owns all right, title and interest in and to all Intellectual Property used in and necessary to conduct the business of the Corporation as currently conducted or contemplated to be conducted by the Corporation (the “Corporation Intellectual Property”), free and clear of any Encumbrances (other than Permitted Encumbrances). The Corporation Intellectual Property is fully transferable, alienable and licensable by the Corporation without restriction. No Person, including any employee, former employee or current or former consultant of the Corporation has an interest in or right to use any portion of the Corporation Intellectual Property. Other than Licensed Intellectual Property, the Corporation’s products and services contain no Intellectual Property in which any third party may claim superior, joint or common ownership. The Corporation does not have an obligation to grant any Person any licenses or other rights in or to the Corporation Intellectual Property. All Persons who have created material Corporation Intellectual Property in which copyright subsists have waived their moral rights in favour of the Corporation.

(ii)	Registration and Use. All registered Intellectual Property owned by the Corporation is valid, subsisting, enforceable and in full force and effect. The Corporation has not used or enforced, or failed to use or enforce, or taken any other action with respect to any Corporation Intellectual Property that could limit its validity or enforceability or result in its invalidity or full or partial cancellation.

(iii)	Licences. The Corporation has a licence to use any Intellectual Property used in the Corporation’s business that is not Corporation Intellectual Property (the “Licensed Intellectual Property”). To the Corporation’s knowledge, all Licensed Intellectual Property is valid, subsisting and enforceable. All contracts under which the Licensed Intellectual Property is licensed to the Corporation are in full force and effect and the Corporation is not in breach of any provision of any such contract.

(iv)	Oppositions, etc. There is no interference, opposition, cancellation, reexamination or other contest, proceeding, hearing, investigation, charge, complaint, demand, or dispute pending, threatened or previously threatened against the Corporation Intellectual Property. No Governmental Authority has disputed, as of the date hereof, the Corporation’s right to register or maintain registration of any Corporation Intellectual Property where the Corporation has applied for such registration, except where such dispute has been resolved in favour of issuing or continuing such registration.

(v)	No infringement. The Corporation has not received written notice of any claim or allegation by any Person that the Corporation has infringed, or that the operation of the business (including the use of the Corporation Intellectual Property and Licensed Intellectual Property), infringes upon, misappropriates, depreciates, or violates, any Intellectual Property or other rights (including privacy and publicity rights) of any other Person or constitutes unfair competition or trade practices under the laws of Canada or the United States and the Corporation is not aware of any facts that would be a reasonable basis therefor. No Person has questioned the right of the Corporation to unconditionally use, possess, transfer, distribute or otherwise dispose of any Corporation Intellectual Property.

(vi)	No infringement by Third Parties. No other Person has infringed, misappropriated, depreciated, violated or made unauthorized use of the Corporation Intellectual Property or the Corporation’s Confidential Information.

(vii)	Full Rights and Effect of Transactions. The Corporation’s rights in the Corporation Intellectual Property and the Licensed Intellectual Property will not be adversely affected as a result of or in connection with the execution and delivery of this Debenture or any of the other Transaction Documents.

(viii)	Unregistered rights. To the Corporation’s knowledge, there is no fact or circumstance which would prevent the Corporation’s unregistered copyrights, trade-marks or other source identifiers from being registered in Canada or the United States.

(ix)	Viruses, etc. The Corporation has taken all actions which a reasonably prudent Person in a similar industry would take to protect against the existence of any so-called computer viruses, worms, trap or back doors, Trojan horses or other instructions, codes, programs, data or materials which could improperly, wrongfully and/or without the authorization of the Corporation, interfere with the operation or use of the Corporation’s computer systems.

(x)	Privacy. The Corporation is in compliance with all Applicable Laws relating to the privacy of individuals and the protection and disclosure of personal information.

(u)	Accuracy of Disclosure. All written and factual information previously or contemporaneously furnished to the Creditor by or on behalf of the Corporation for purposes of or in connection with this Debenture, the other Transaction Documents or any transaction contemplated hereby or thereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading; [***]

3.4            Survival of Representations and Warranties

The representations and warranties of the Corporation contained in this Debenture and in all certificates delivered pursuant to or contemplated by this Debenture will survive the execution of this Debenture.

ARTICLE FOUR

CONDITIONS PRECEDENT

4.1            Conditions Precedent to Advance

The obligation of the Creditor to make the advance under this Debenture will be subject to the completion of each of the following conditions precedent to the satisfaction of the Creditor:

(a)	the execution and delivery of each of the Transaction Documents to which it is a party by the Corporation and the Parent in form and substance satisfactory to the Creditor;

(b)	the Corporation shall have obtained and provided evidence to the Creditor of approval of the Canadian Securities Exchange;

(c)	the Corporation shall have delivered an officer’s certificate attaching certified copies of its constating documents, a certificate of incumbency and certified directors’ resolutions of the Corporation authorizing the transactions contemplated hereby;

(d)	the Creditor shall be in receipt of all customary legal opinions in form and substance satisfactory to the Creditor;

(e)	confirmation that no default or event of default exists under any of the Transaction Documents;

(f)	all required filings and registrations shall have been made which, in the reasonable opinion of the Creditor’s counsel, are required to make effective the Security Interest created or intended to be created by the Obligors in favour of the Creditor and to ensure the perfection and priority of the Security Interest; and

(g)	such other documents, information and deliveries as may be reasonably required by the Creditor.

ARTICLE FIVE

EVENTS OF DEFAULT

5.1            Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” under this Debenture:

(a)	if a default occurs, which continues and has not been waived after the passage of any applicable cure period, under (A) any agreement or instrument evidencing Indebtedness of the Corporation having a principal amount in excess of $[***], or (B) [***] and in either case, such default would permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, (x) such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed, or (y) a mandatory offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to the maturity of such Indebtedness;

(b)	if the Corporation fails to pay (i) any principal when due, or (ii) any interest or any other amounts payable under this Debenture or any Security Document within thirty (30) days after the date such interest or other amount is due;

(c)	if any representation or warranty contained in this Debenture or any other Security Document is false or incorrect in any material respect when made, subject in the case of representations and warranties that are capable of being cured, to a grace period of thirty (30) days following the Corporation’s receipt of written notice of the inaccuracy of the representation or warranty;

(d)	if the Corporation fails to perform or comply with any covenant or obligations contained in this Debenture or any Security Document which is not remedied within forty-five (45) days after written notice thereof is given to the Corporation by the Creditor;

(e)	if any Obligor becomes insolvent (as such term is defined pursuant to Insolvency Legislation); makes an assignment for the benefit of creditors, files a petition in bankruptcy or makes a proposal under Insolvency Legislation; admits the material allegations of any petition filed against it in any proceeding under Insolvency Legislation; commits an act of bankruptcy within the meaning of Insolvency Legislation; petitions or applies to any tribunal or court for the appointment of any receiver, trustee or similar liquidator of it or all or a substantial part of its assets; commences a proceeding pursuant to Insolvency Legislation (other than mergers, amalgamations, arrangements and reorganizations, in each case permitted by the Canada Business Corporations Act or other similar corporate statute and expressly permitted hereunder); is wound-up, dissolved or liquidated or has its existence terminated unless in conjunction with a bona fide corporate reorganization not prohibited hereby in which a successor of the Person will succeed to its obligations and enter into an agreement with the Creditor to that effect or takes any action for the purpose of effecting any of the foregoing;

(f)	if any petition shall be filed or other proceeding commenced in respect of any Obligor or all or a substantial portion of its property under any Insolvency Legislation; including a proceeding requesting an order approving a reorganization of any Obligor (other than mergers, amalgamations, arrangements and reorganizations, in each case permitted by the Canada Business Corporations Act or other similar corporate statute and expressly permitted hereunder), declaring any Obligor bankrupt, or appointing a receiver, trustee or liquidator of any Obligor or of all or a substantial part of its assets, and (i) such Obligor shall not in good in faith be actively and diligently contesting and defending such proceeding in good faith and on reasonable grounds (provided further that in the opinion of the Creditor acting reasonably, the existence of such proceeding does not materially adversely affect the ability of such Obligor to carry on its business and to perform and satisfy its obligations under the Transaction Documents) or (ii) such petition or proceeding shall not be abandoned, dismissed or permanently stayed within a period of 30 days from the date of filing or commencement thereof;

(g)	if the Corporation ceases to carry on business;

(h)	if any judgment or judgments for the payment of money in excess of $[***] is obtained or entered against the Corporation or any other Obligor and remain unpaid or unstayed for 30 days; [***]

(i)	if there is a Change of Control;

(j)	if the Corporation is required to pay, repay, prepay or otherwise retire prior to its maturity date any of its Indebtedness (after the passage of any applicable cure period) having a principal amount in excess of $[***];

(k)	if any Security Document ceases for any reason to be valid, binding and in full force and effect or any Encumbrance created by any Security Agreement ceases to be enforceable and of the same effect and priority purported to be created thereby, other than as expressly permitted hereunder or thereunder;

(l)	if the Corporation is notified by Health Canada that Health Canada has revoked or suspended its license to cultivate, process or sell Cannabis, [***]

(m)	any Person takes possession of any material property of an Obligor by way of or in contemplation of enforcement of security, or a distress or execution or similar process is levied or enforced against any such property, and such possession continues in effect and is not released, satisfied, vacated, stayed, or discharged within thirty (30) days or such longer period during which entitlement to the use of such property continues with the applicable Obligor and such Obligor is contesting such possession in good faith and by appropriate proceedings;

(n)	if the Cannabis Act is repealed and not replaced with similar legislation.

Upon the occurrence of an Event of Default described in clause (e), (f) or (g) above, all obligations of the Corporation to the Creditor shall become immediately due and payable, without the necessity of any demand upon or notice to the Corporation by the Creditor, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Corporation. Upon the occurrence and during the continuance of any other Event of Default, the Creditor may by written notice delivered to the Corporation declare all obligations of the Corporation to the Creditor to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Corporation. Without limiting the generality of the forgoing, upon the occurrence and during the continuance of any such Event of Default, the Creditor shall also be entitled, concurrently with the making of any demand for payment hereunder, to realize upon and enforce any and all of the Security Documents and proceed by any other action, remedy or proceeding authorized or permitted by this Agreement, such other Security Documents or at law or in equity. The rights and remedies of the Creditor hereunder and under the other Transaction Documents are cumulative and in addition to and not in substitution for any rights or remedies provided at law.

5.2            Rights of the Creditor

The Creditor, without exonerating in whole or in part the Corporation, may grant time, renewals, extensions, indulgences, releases and discharges to, may take securities from and give the same and any or all existing securities up to, may abstain from taking securities from or from perfecting securities of, may accept compositions from, and may otherwise deal with the Corporation and all other Persons and securities as the Creditor may see fit.

Nothing herein shall obligate the Creditor to extend or amend any credit to the Corporation or to any other Person.

No failure to exercise and no delay in exercising, on the part of the Creditor, any right, remedy, power or privilege hereunder or under the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

ARTICLE SIX

GENERAL

6.1            Indemnity.

(a)	The Corporation shall indemnify the Creditor, any receiver appointed by the Creditor, and their respective officers, directors, advisors, legal counsel, employees and representatives (each, an “Indemnified Party”) in connection with all claims, losses, and expenses that an Indemnified Party may suffer or incur in connection with (a) the exercise by the Creditor or any receiver of any of its rights under this agreement, (b) any breach by the Corporation of the representations or warranties of the Corporation contained in this agreement, or (c) any breach by the Corporation of, or any failure by the Corporation to observe or perform, any of the Obligations, except that the Corporation will not be obliged to indemnify any Indemnified Party to the extent those claims, losses, and expenses are determined by a final judgment to have directly resulted from the wilful misconduct or gross negligence of the Indemnified Party or its agents.

(b)	The Creditor will be constituted as the trustee of each Indemnified Party, other than itself, and shall hold and enforce each of the rights of the other Indemnified Parties under this section for their respective benefits.

6.2	Waiver.

No act or omission by the Creditor in any manner whatever shall extend to or be taken to affect any provision hereof or any subsequent breach or default or the rights resulting therefrom save only an express waiver in writing. No waiver of any of the provisions of this Debenture shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless expressly provided in writing duly executed by the party to be bound thereby. A waiver of default shall not extend to, or be taken in any manner whatsoever to affect the rights of the Creditor with respect to any subsequent default, whether similar or not. The Corporation waives every defence based upon any or all indulgences that may be granted to the Creditor.

6.3	No Merger or Novation.

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Corporation to pay the moneys owing hereby nor shall the same operate as a merger of any covenant herein contained or of any other Obligation, nor shall the acceptance of any payment or security constitute or create any novation.

6.4	Confidentiality.

(a)	All Confidential Information shall be treated as confidential by the Parties and shall not be disclosed to any other Person other than in circumstances where a Party has an obligation to disclose such information in accordance with Applicable Law, in which case, such disclosure shall only be made after consultation with the other Parties (if reasonably practicable and permitted by Applicable Law).

(b)	In the event that a Party hereto determines that a public announcement or other disclosure of the transactions contemplated hereby (each an “Announcement”) becomes necessary under Applicable Law, it will provide notice to the other Party as soon as reasonably possible, and, subject to the Parties’ timely disclosure obligations, shall not release such Announcement until the form and content of the Announcement is approved by the other Party acting reasonably.

(c)	Notwithstanding the foregoing, each of the Parties acknowledges and agrees that:

(i)	the Creditor shall be permitted to disclose all required information in connection with the Transaction Documents as may be required under applicable securities laws;

(ii)	each of the Creditor and the Corporation may disclose Confidential Information to:

A.	a person providing financing or funding to the Corporation or the Creditor, as applicable, together with such prospective financier’s consultants and advisors (financial and legal); and

B.	any prospective purchaser of the Creditor’s interest under this Debenture, together with such prospective purchaser’s financiers, consultants and advisors (financial and legal),

so long as, in each case, prior to receiving any such information the recipient enters into a confidentiality agreement with the disclosing Party pursuant to which the recipient provides a confidentiality undertaking in favour of the Corporation and the Creditor to maintain the confidentiality of the Confidential Information in a manner consistent with this Debenture; and

(iii)	each of the Parties may disclose Confidential Information to their respective directors, officers and employees (and the directors, officers and employees of their respective Affiliates) and the directors, officers, partners or employees of any financial, accounting, legal and professional advisors of such Party and its Affiliates, as well as any contractors and subcontractors of such Party, provided that each of such individuals to whom Confidential Information is disclosed is advised of the confidentiality of such information and is directed to abide by the terms and conditions of this Section 6.4.

The provisions of this Section 6.4 shall apply indefinitely.

6.5	Amalgamation.

The Corporation acknowledges that if it amalgamates with any other corporation or corporations (a) the term “Corporation”, where used herein shall extend to and include each of the amalgamating corporations and the amalgamated corporation, and (b) the term, “Obligations”, where used herein shall extend to and include the Obligations of each of the amalgamating corporations and the amalgamated corporation.

6.6	Creditor May Remedy Default.

If the Corporation fails to do anything hereby required to be done by it, the Creditor may, but shall not be obliged to, do all or any such things, and all sums thereby expended by the Creditor shall be payable forthwith by the Corporation, shall be secured by the Security Documents and shall have the benefit of the lien created thereby, but no such performance by the Creditor shall be deemed to relieve the Corporation from any default or Event of Default hereunder.

6.7	Discharge and Satisfaction.

Upon payment or satisfaction in full by the Corporation to the Creditor of all moneys owing hereunder, these presents shall cease and become null and void, but the Creditor shall upon the request of the Corporation, execute and deliver to the Corporation a full release and discharge.

6.8	Notices.

All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one Party to the other Party, or to any other Person shall be given by e-mail as the primary and required form of notice with return receipt confirmed and, as a supplemental form of notice only, in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party at:

(a)	to the Creditor at:

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario

K7A 0A8

Attention:	Phil Shaer
Email:	[***]

with a copy to:

Cassels Brock & Blackwell LLP

40 King Street West, Suite 2100

Toronto, Ontario

M5H 3C2

Attention:	Jonathan Sherman
Email:	jsherman@cassels.com

(b)	to the Corporation at:

TerrAscend Canada Inc.

PO Box 43125

Mississauga, Ontario

L5B 4A7

Attention:	Brian Feldman, General Counsel
Email:	[***]

with a copy to:

Bennett Jones LLP

One First Canadian Place, Suite 3400

Toronto, Ontario

M5X 1A4

Attention:	Aaron Sonshine
Email:	sonshinea@bennettjones.com

or at such other address as may be given by such Party to the other Party hereto in writing from time to time. All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, seventy-two (72) hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received seventy-two (72) hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted, all Notices shall be given by Personal delivery, by facsimile transmission or by e-mail.

6.9	Invalidity of any Provisions.

Any provision of this Debenture which is prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms and provisions hereof or thereof and no such invalidity shall affect the obligation of the Corporation to repay the Obligations. This Debenture and all its provisions shall enure to the benefit of the Creditor, its successors and assigns and shall be binding upon the Corporation, its successors and assigns. Presentment, notice of dishonour, protest and notice of protest hereof are hereby waived.

6.10	Amendments.

This Debenture may only be amended by written agreement signed by each of the Parties hereto.

6.11	Entire Agreement.

This Debenture sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter.

6.12	Assignments.

The Creditor may, subject to Applicable Law, assign, transfer or deliver all or any portion of the Debenture, the other Transaction Documents and its rights and obligations hereunder and thereunder without the consent of the Corporation or the Parent, as applicable, to any Person other [***]. The Corporation may not assign, transfer or deliver all or any portion of the Debenture and its rights and obligations hereunder without the consent of the Creditor.

6.13	No Notice of Trust.

The Creditor or its legal representative will be regarded as exclusively entitled to the benefit of this Debenture and all persons may act accordingly and the Corporation shall not be bound to enter in the register notice of any trust or, except as by some court of competent jurisdiction ordered, to recognize any trust or equity affecting the title to this Debenture.

6.14	Judgment Currency.

(a)	If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Creditor in any currency (the “Original Currency”) into another currency (the “Other Currency”), the Parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Creditor could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

(b)	The Obligations of the Corporation in respect of any sum due in the Original Currency from it to the Creditor under this Debenture shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Creditor of any sum adjudged to be so due in the Other Currency, the Creditor may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so-purchased is less than the sum originally due to the Creditor in the Original Currency, the Corporation agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Creditor, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Creditor in the Original Currency, the Creditor shall remit such excess to the Corporation.

6.15	Further Assurances.

The Corporation shall, and shall cause each other Obligor to, at the Corporation’s expense and upon request of the Creditor, duly execute and deliver, or cause to be duly executed and delivered, to the Creditor such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Creditor to carry out more effectively the provisions and purposes of this Debenture and the other Transaction Documents.

6.16	Expenses.

Whether or not the transactions contemplated by this Debenture shall be consummated, the Corporation agrees to reimburse the Creditor for its reasonable out of pocket expenses, including the reasonable fees and disbursements of any expert or advisers (including, without limitation, lawyers) incurred in connection with the preparation, negotiation and execution of the Debenture and incurred in connection with any amendment, modification, administration, interpretation or waiver of any of the provisions thereof up to the maximum amount of $[***]; provided that such cap on expenses shall not apply to any amendment, modification, administration, interpretation or waiver of any of the provisions hereof either (A) following an Event of Default, or (B) if such amendment, modification, or waiver is requested by the Corporation. The Corporation shall pay all reasonable costs and expenses (including legal fees) incurred by the Creditor, or its agents on its behalf, in connection with the protection and enforcement of the rights of the Creditor provided for in this Debenture. All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Creditor by the Corporation under this Debenture shall be supplied by the Corporation without cost to the Creditor.

6.17	Legal Holidays.

If any payment date is not a Business Day, the applicable payment due on such day shall be made on the next Business Day, and interest shall continue to accrue on the said principal amount during such stub period and shall also be paid on such next Business Day.

6.18	Payments without Deduction.

All payments to be made by the Corporation under this Debenture (whether on account of principal, interest, fees, costs or any other amount) shall be made in Canadian Dollars and shall be made in freely transferable, immediately available funds and without set-off, withholding or deduction of any kind whatsoever, except to the extent required by Applicable Law.

[Signature Page to Follow]

IN WITNESS WHEREOF the Corporation has caused this Debenture to be executed as of the date first written above.

TERRASCEND CANADA INC.

Per:	/s/ Ari Unterman
Name:	Ari Unterman
Title:	Director

I have authority to bind the Corporation.

Signature Page to Debenture

SCHEDULES

[***]

EXHIBIT A

COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

To:	Canopy Growth Corporation (the “Creditor”)

Ladies and Gentlemen:

Reference is made to that secured debenture issued by TerrAscend Canada Inc. to the Creditor on March 10, 2020, in an aggregate principal amount of CAD$80,526,000 (the “Debenture”). All capitalized terms used and not otherwise defined herein have the meaning given to such terms in the Debenture.

This Compliance Certificate is delivered pursuant to Subsection 3.1(i) of the Debenture.

The undersigned responsible officer of the Corporation hereby certifies, in his/her capacity as a responsible officer and not in his/her individual capacity, as of the date hereof that he/she is the duly appointed • of the Corporation, and is authorized to execute and deliver this Compliance Certificate to the Creditor on behalf of the Corporation and the other Obligors, and that:

1.	The Corporation and the other Obligors are in compliance:

(i)	[***]

(ii)	with all Applicable Laws not specified in clause (i) of this Certificate, except as would not reasonably be expected to cause a Material Adverse Change;

2.	Each of the Corporation and the other Obligors are in compliance with its respective internal compliance programs in all material respects. Such internal compliance programs have been periodically reviewed and updated to account for any changes in the laws and regulations applicable to the business, affairs and operations of the Corporation and the other Obligors.

3.	[***]

4.	[***]

5.	The Corporation and the Obligors have performed and observed each covenant and condition of the Debenture, applicable to it, and, since the date of the last Compliance Certificate has not been in and is not currently in breach of any such covenant or condition.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of, • 20•.

TERRASCEND CANADA INC.

By:

Name:

Title: